EXHIBIT 99.1

For Immediate Release

Cleco Corporation Reports Increased First Quarter 2002 Earnings

PINEVILLE, La., April 30, 2002 -- Cleco Corp. (NYSE, PCX:  CNL) today reported higher consolidated diluted earnings per share for the quarter ended March 31, 2002.

David Eppler, Cleco president and CEO, said, "We were very pleased with how our regulated utility helped drive a $0.07 per share increase over last year's first-quarter results.  We were equally pleased with the continued expansion of our wholesale energy business.

"As we announced last month, we have an agreement to purchase Mirant's half of the 725-megawatt power plant we are building as a joint venture in Perryville, La.  And our energy marketing arm just recently began providing energy management services to two small communities in Mississippi," Eppler said.

"Both of those deals expand our midstream business and demonstrate our employees' ability to quickly assess and seize opportunities in today's constantly evolving market without sacrificing our creditworthiness," he said.  "We've decided to issue up to 2 million shares of common stock to fund the purchase of Mirant's Perryville interest rather than the 1 million we had originally planned.  It's a clear signal of our strong commitment to credit quality.  We anticipate completing the Perryville purchase during the second quarter."
	Diluted Earnings per Share
	Three Months Ended March 31,
Subsidiary	2002	2001
Cleco Power LLC	$0.30	$0.19
Cleco Midstream Resources LLC	0.01	0.07
Corporate and Other	(0.02)	(0.01)
Earnings from continuing operations	$0.29	$0.25
Discontinued operations	--	(0.03)
Earnings applicable to common stock	$0.29	$0.22

News Release

All historical per share figures reflect a two-for-one stock split effective May 7, 2001.

Detailed Financial Results For the Quarter:

Cleco Power LLC
Higher revenues and reduced expenses pushed Cleco Power's first-quarter earnings up $0.11 per share from a year earlier.  Nonfuel-related revenues at Cleco Power increased overall $0.06 per share.  Of that, approximately $0.03 per share was due to service to two new wholesale customers (one which began service in June 2001 and the other whose service started January 2002), $0.01 per share came through slightly higher revenues from trading activities, and the remaining $0.02 per share was a variance caused by a change in billing processes implemented in the fourth quarter of 2001.

Expenses at Cleco Power were down $0.04 per share overall from last year's levels, reflecting timing changes and are expected to accelerate in later quarters.  Cleco Power also benefited $0.01 per share from lower interest costs during the first quarter.

Cleco Midstream Resources LLC
Midstream operations added $0.01 per share to corporate earnings during the first quarter of 2002, compared to a $0.07 per share contribution for the same period of 2001.  The difference was primarily attributable to a $0.07 lower earnings per share contribution from Midstream's marketing and trading activities in the first quarter of 2002.  Other factors affecting Midstream's first-quarter earnings included Cleco Evangeline contributing $0.03 per share, offset by $0.02 per share of other operations and asset development activities.  By comparison, Cleco Evangeline contributed $0.02 per share during the first quarter of 2001, which was also offset by $0.02 in other operations and asset development costs.

Other
Corporate and other expenses reduced net earnings $0.02 per share for the quarter, $0.01 per share more than the loss recorded in first quarter 2001 because of higher administrative costs.  A loss of $0.03 per share was recognized from the disposal of UTS, LLC (formerly known as Utility Construction & Technology Solutions LLC) during the first quarter of 2001.  Substantially all of the assets of UTS, LLC were sold on March 31, 2001, and the subsidiary had no impact on 2002 first-quarter earnings.
Reconciliation of First Quarter EPS 2002 vs. 2001:

$0.22	2001 First Quarter Diluted EPS
0.06	Higher Cleco Power nonfuel revenue
0.04	Lower Cleco Power expenses
0.01	Lower Cleco Power interest expense
0.01	Higher contribution from Cleco Evangeline LLC
(0.07)	Lower Cleco Midstream marketing and trading revenue
(0.01)	Corporate and other, net
$0.26
0.03	Lower recorded losses from UTS
$0.29	2002 First Quarter Diluted EPS

News Release

2002 Update

Eppler said, "Cleco Power's results during the first quarter were satisfying.  As we said in January, our goal this year is to achieve Cleco Power earnings equal to those achieved during 2001, when we benefited from additional fuel recovery revenue attributable to previous periods.  So, we'll have to build on first-quarter results by very carefully controlling expenses for the rest of the year in order to meet our target.  And summer weather will certainly impact our ability to deliver on our objectives.

"Further, we continue to expect the Acadia and Perryville power projects to contribute about $0.16 per share to earnings this year after beginning commercial operations in July.  Construction at both facilities continues to proceed well."

Cleco management will discuss the company's 2002 first quarter results during a conference call scheduled for 11 a.m. EDT (10 a.m. CDT) Wednesday, May 1, 2002.  The call will be broadcast live on the Internet, and replays will be available for 90 days.  Investors may access the webcast at http://www.shareholder.com/cnl.

Cleco's businesses referred to in this news release are:

                Cleco Power LLC
                Cleco Midstream Resources LLC
                Cleco Evangeline LLC
                UTS, LLC (formerly known as Utility Construction & Technology Solutions LLC)
                Other (Cleco Corporation; Cleco Support Group LLC)

Cleco Corporation is a regional energy services company headquartered in Pineville, La.  It operates a nonregulated midstream energy business that has approximately 1,700 megawatts of generating capacity either in operation or under construction.  Cleco also operates a regulated electric utility company that serves more than 250,000 customers across Louisiana.  For more information about Cleco, visit www.cleco.com.

Financial tables follow:

News Release

CLECO CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)
(unaudited)
Three Months Ended March 31	2002	2001

OPERATING REVENUES
Retail electric operations, net	$ 121,962	$ 149,277
Energy trading	71,600	56,481
Energy operations	20,257	40,623
Other operations	6,795	6,736
Gross Operating Revenues	220,614	253,117
Retail electric customer credits	(350)	--
Total Operating Revenues	220,264	253,117

OPERATING EXPENSES
Fuel used for electric generation	26,460	60,372
Power purchased for utility customers	32,023	30,224
Purchases for energy trading	70,588	55,999
Purchases for energy operations	7,740	21,402
Operations and maintenance	25,357	27,733
Depreciation	14,948	15,400
Taxes other than income taxes	10,078	9,504
Total Operating Expenses	187,194	220,634

OPERATING INCOME	33,070	32,483
Interest expense and AFUDC, net	(11,812)	(15,039)
Other income, net	897	780

NET INCOME FROM CONTINUING OPERATIONS BEFORE
INCOME TAXES AND PREFERRED DIVIDENDS	22,155	18,224
Federal and state income tax expense	8,102	6,124
Net income from continuing operations	14,053	12,100
Discontinued operations
Loss from disposal of segment, net of income taxes	--	1,406
Total discontinued operations	--	1,406
Net income before preferred dividends	14,053	10,694
Preferred dividend requirements, net	472	473
Net income applicable to common stock	$ 13,581	$ 10,221
	=======	=======
Earnings per share
Basic
Net income from continuing operations	$ 0.30	$ 0.26
Discontinued operations	$ --	$ (0.03)
Net income applicable to common stock	$ 0.30	$ 0.23
Diluted
Net income from continuing operations	$ 0.29	$ 0.25
Discontinued operations	$ --	$ (0.03)
Net income applicable to common stock	$ 0.29	$ 0.22

Average number of shares outstanding
Basic	44,973,466	45,005,892
Diluted	47,663,219	47,896,408

Cash dividends paid per share of common stock	$ 0.22	$ 0.2125

News Release

CLECO CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)
	March 31, 2002	March 31, 2001

Assets
Current assets
Cash and cash equivalents	$ 2,120	$ 7,803
Accounts receivable, net	84,784	75,452
Other current assets	76,789	86,607
Total current assets	163,693	169,862
Property, plant and equipment, net	1,225,255	1,235,905
Prepayments, deferred charges and other	397,589	276,972
Total Assets	$ 1,786,537	$ 1,682,739
	========	========
Liabilities and Shareholders' Equity
Liabilities
Current liabilities
Short-term debt	$ 217,856	$ 138,784
Accounts payable	86,295	67,950
Other current liabilities	55,189	55,784
Total current liabilities	359,340	262,518
Deferred credits and other liabilities	275,642	280,600
Long-term debt, net	638,568	657,693
Total liabilities	1,273,550	1,200,811
Shareholders' equity
Common stock	496,059	466,150
Preferred stock	16,928	15,871
Other comprehensive income	--	(93)
Total shareholders' equity	512,987	481,928
Total Liabilities and Shareholders' Equity	$ 1,786,537	$ 1,682,739
	========	========

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          Please note: In addition to historical financial information, this news release contains forward-looking statements about future results and circumstances with respect to which there are many risks and uncertainties, including the weather and other natural phenomena, state and federal legislative and regulatory initiatives, the timing and extent of changes in commodity prices and interest rates, the operating performance of Cleco Power's and Midstream's facilities, and the other risks and uncertainties more fully described in the Company's latest Annual Report on Form 10-K.  Actual results may differ materially from those indicated in such forward-looking statements.

          This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities of Cleco Corporation, nor will there be any sale of any such securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  Any offering of securities of Cleco Corporation will be made only by means of a final prospectus.